FOR IMMEDIATE RELEASE

April 23, 2020

Codorus Valley Bancorp, Inc.

Reports First Quarter 2020 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), collectively referred to as the Company, today announced a net loss of $3.0 million or -$0.31 per share basic and -$0.30 per share diluted, for the quarter ended March 31, 2020, as compared to net income of $4.1 million or $0.41 per share basic and diluted, for the quarter ended March 31, 2019.

“Earnings for the first quarter 2020 were adversely affected primarily by a loss directly attributable to a single, large commercial lending relationship at PeoplesBank,” stated Larry J. Miller, Chairman, President/CEO. “The commercial lending loss resulted from alleged fraudulent activities believed to be perpetrated by one of the obligors. As of March 31, 2020, the Company’s outstanding credit exposure to this borrower was approximately $8 million, which was reduced by the expected loss of $7.5 million.” In addition to the foregoing, an increase in the provision for loan and lease losses associated with new qualitative factors, specifically related to the COVID-19 pandemic, added to the net loss. Miller added, “The loss for this quarter did not affect the Corporation’s or PeoplesBank’s status as a ‘well-capitalized’ financial institution.”

The Corporation’s net interest income for the three months ended March 31, 2020 was $15.4 million, a decrease of $164,000 or 1.1 percent when compared to the net interest income of $15.5 million for the same period in 2019. The Corporation’s tax-equivalent net interest margin was 3.44 percent for the quarter ended March 31, 2020 compared to the tax-equivalent net interest margin of 3.69 percent for the same period in 2019.

The provision for loan and lease losses for the three months ended March 31, 2020 was $9.4 million compared to $1.1 million for the same period in 2019. The increased provision expense was attributed primarily to a partial charge off arising from a single, large commercial lending relationship as noted above. In addition, changes in the external environment created by COVID-19 caused management to increase the qualitative factors for certain loan segments in the allowance for loan and lease loss analysis, which resulted in an additional $1.5 million provision for loan losses in the quarter. The Corporation’s nonperforming assets ratio was 1.97 percent as of March 31, 2020, a slight increase from the nonperforming assets ratio as of March 31, 2019 of 1.95 percent. As of March 31, 2020, management believes the Allowance for Loan and Lease Losses is adequate, however, changing economic conditions associated with the COVID-19 pandemic may require future adjustments.

Noninterest income for the first quarter 2020 was $3.4 million, an increase of $200,000, or 6.2 percent, as compared to noninterest income of $3.2 million for the first quarter 2019. All categories of noninterest income for the three months ended March 31, 2020 showed increases compared to the same period in 2019, except for decreases in service charges on deposit accounts and income from bank owned life insurance. Fee waivers were provided on deposit accounts in response to COVID-19.

Noninterest expense was $13.3 million for the first quarter 2020, an increase of $758,000, or 6.0 percent, as compared to noninterest expense of $12.6 million for the first quarter 2019. Professional and legal expense, external data processing expense and other expense all increased in the first quarter 2020 compared to the same period in 2019.

Income tax benefit for the quarter ended March 31, 2020 was $975,000 compared to income tax expense of $1.1 million for the same period in 2019. The effective tax benefit for the three months ended March 31, 2020 was 24.6 percent. The effective tax rate for the three months ended March 31, 2019 was 20.5 percent.

Dividend Declared and Stock Buyback

As recently announced, on April 14, 2020, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.16 per share, payable on May 12, 2020 to shareholders of record at the close of business on April 28, 2020. The payment of this $0.16 per share cash dividend for the second quarter 2020 equals that paid for the past five quarters, respectively.

In early March 2020, the Board of Directors of the Corporation announced and began a new Share Repurchase Program (the “Program”). Under the Program, the Corporation authorized repurchase of up to $5 million in aggregate value of the Company’s issued and outstanding shares at March 10, 2020. Shortly after the Program began, and in response to COVID-19, the Corporation suspended the Program. As of March 31, 2020, the Corporation repurchased 5,335 shares which amounted to $87,000 at a weighted average price of $16.37. Repurchased shares are retained as treasury shares to be available for future issuance.

COVID – 19 Pandemic

Community-based financial services companies like Codorus Valley and PeoplesBank are in the risk business. They carefully analyze those financial opportunities to which they are presented and determine what level of risk the balance sheet can accept. When the Company accepts a balance sheet risk, it also determines pricing of that risk for both known and unknown events. COVID-19 is an unknown event that no community-based financial institution had the ability to decline, and financial institutions have not risk-priced the effects of COVID-19 on their companies.

During the initial public awareness of the coronavirus, the PeoplesBank’s Pandemic Preparedness and Response Planning Committee (the Committee) convened and began preparing for the health impact of the coronavirus. The Committee, chartered in 2006 in response to the avian flu epidemic, determined its first concern was the well-being of our associates and clients. Prior to the CDC declaring the coronavirus a pandemic, the PeoplesBank’s Crisis Management Team (the Team) convened on March 2nd and have since conducted numerous meetings.

Associates

The Team, in tandem with Executive Management, drafted and implemented plans to relocate and disperse approximately 50 percent of the Company’s staff off-premise, as well as, eliminate lobby service hours at 90 percent of PeoplesBanks’ retail locations. Conversely, for those locations with drive-up facilities, extended service hours were provided. In addition, all of PeoplesBank’s limited services facilities, located in retirement homes, were closed.

Providing additional support for our associates, enhancements made to the PeoplesBank Medical Plan include: waiving copayments for telemedicine visits, as well as waiving cost sharing for in-network, inpatient hospital care for COVID-19 treatment to include deductibles, co-insurance and co-pays for any inpatient care related to COVID-19. For those associates at home due to potential exposure to the virus or who are at a higher health risk, the Company continues to provide their regular pay.

Finally, the Committee instituted a regimented process whereby every Company facility housing its associates undergoes electrostatic disinfection by a third-party vendor, as appropriate and necessary. To date, those associates who have exhibited symptoms of the coronavirus, have all tested negative.

Clients

The vast majority of PeoplesBank’s financial centers remain open (for drive-up service) and all ATMs remain accessible and in service. PeoplesBank continues to waive all foreign ATM fees, overdraft fees on personal and business accounts, transfer fees for overdraft protection and early withdrawal on CDs opened greater than seven days for those clients specifically experiencing financial hardship due to the coronavirus pandemic.

Clients may request to defer interest only or full loan payments, with payments added to the end of the loan or paid during the remaining term of the loan. PeoplesBank continues to responsibly and prudently extend credit to qualified borrowers. In addition, we were active participants in the SBA Paycheck Protection Program. As of April 15th when the Program ended, PeoplesBank had processed 670 applications for approximately $133 million with about $4.2 million in fee income generated for the Company.

Operations

During the past two years, the Company implemented an aggressive schedule of equipment/system enhancements and personnel additions to its Information Technology Division. As a result, the Company’s associates were able to quickly and efficiently move to an off-premise working environment with little client or associate disruption. During this unusual period, deposit balances continued to grow and active users of online banking have increased about 60 percent over December 2019. While not optimal, the Company is prepared to operate in the foregoing fashion unless and until the Company deems it is safe for our associates and clients to once again conduct face-to-face financial services transactions.

The Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing coronavirus (COVID-19) pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2019 Form 10-K and 2020 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA – Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

 (in thousands of dollars, except per share data)

	Three months ended March 31,
	2020	2019
Interest income	$20,189	$20,876
Interest expense	4,822	5,345
Net interest income	15,367	15,531
Provision for loan losses	9,435	1,050
Noninterest income	3,423	3,223
Noninterest expense	13,319	12,561
(Loss) income before income taxes	(3,964)	5,143
(Benefit) provision for income taxes	(975)	1,052
Net (loss) income	$(2,989)	$4,091
Basic (loss) earnings per share	$(0.31)	$0.41
Diluted (loss) earnings per share	$(0.30)	$0.41

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	March 31,	December 31,	March 31,
	2020	2019	2019
Cash and short term investments	$185,258	$131,591	$94,285
Investment securities	175,689	164,226	154,490
Loans	1,487,519	1,516,938	1,499,740
Allowance for loan losses	(22,838)	(21,066)	(20,081)
Net loans	1,464,681	1,495,872	1,479,659
Premises and equipment, net	26,637	25,967	27,137
Operating leases right-of-use assets	3,030	3,021	2,684
Goodwill	2,301	2,301	2,301
Other assets	64,363	63,567	64,413
Total assets	$1,921,959	$1,886,545	$1,824,969

Deposits	$1,639,347	$1,590,564	$1,502,877
Borrowed funds	77,823	89,557	123,609
Operating leases liability	3,187	3,184	2,864
Other liabilities	12,006	12,072	12,812
Shareholders' equity	189,596	191,168	182,807
Total liabilities and shareholders' equity	$1,921,959	$1,886,545	$1,824,969

 Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly
	2020	2019	2019	2019	2019
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net (loss) income	$(2,989)	$4,494	$5,203	$4,859	$4,091
Basic (loss) earnings per share	$(0.31)	$0.46	$0.53	$0.49	$0.41
Diluted (loss) earnings per share	$(0.30)	$0.46	$0.52	$0.49	$0.41
Cash dividends paid per share	$0.160	$0.152	$0.152	$0.152	$0.152
Tangible book value per share (2)	$19.18	$19.36	$19.10	$18.69	$18.18
Book value per share	$19.42	$19.59	$19.33	$18.92	$18.41
Average shares outstanding	9,759	9,741	9,860	9,926	9,927
Average diluted shares outstanding	9,813	9,803	9,923	9,991	9,997

Performance Ratios (%)
Return on average assets (3)	(0.63)	0.96	1.12	1.06	0.91
Return on average equity (3)	(6.15)	9.43	10.98	10.45	9.04
Net interest margin (4)	3.44	3.61	3.60	3.75	3.69
Efficiency ratio (5)	70.42	69.50	65.48	62.42	66.35
Net overhead ratio (3)(6)	2.09	2.18	2.01	1.93	2.07

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	2.04	0.08	0.00	0.03	0.03
Allowance for loan losses to total loans (7)	1.55	1.40	1.42	1.44	1.34
Nonperforming assets to total loans
and foreclosed real estate	1.97	1.72	2.26	1.82	1.95

Capital Ratios (%)
Average equity to average assets	10.23	10.17	10.16	10.13	10.02
Tier 1 leverage capital ratio	10.18	10.55	10.50	10.58	10.58
Common equity Tier 1 capital ratio	12.24	12.45	12.33	12.49	12.16
Tier 1 risk-based capital ratio	12.91	13.11	13.00	13.16	12.84
Total risk-based capital ratio	14.17	14.36	14.25	14.42	14.09

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

	2020	2019	2019	2019	2019
(in thousands, except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Total Shareholders' Equity	$189,596	$191,168	$189,373	$187,520	$182,807
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,311)	(2,312)	(2,313)	(2,314)	(2,315)
Tangible Shareholders' Equity	$187,285	$188,856	$187,060	$185,206	$180,492

Common Shares Outstanding	9,764	9,756	9,794	9,909	9,930
Book Value Per Share	$19.42	$19.59	$19.33	$18.92	$18.41

Book Value Per Share	$19.42	$19.59	$19.33	$18.92	$18.41
Effect of Intangible Assets	(0.24)	(0.23)	(0.23)	(0.23)	(0.23)
Tangible Book Value Per Share	$19.18	$19.36	$19.10	$18.69	$18.18

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.